     As filed with the Securities and Exchange Commission on April __, 1999
                                                      Registration No. 333-73333
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------

                               THRUSTMASTER, INC.
             (Exact name of registrant as specified in its charter)

                OREGON                                  93-1040330
--------------------------------------  ----------------------------------------
   (State or other jurisdiction of       (I.R.S. Employer Identification Number)
    incorporation or organization)

                     SUITE 400, 7175 N.W. EVERGREEN PARKWAY
                             HILLSBORO, OREGON 97124
                                 (503) 615-3200
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             FRANK G. HAUSMANN, JR.
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               THRUSTMASTER, INC.
                     SUITE 400, 7175 N.W. EVERGREEN PARKWAY
                             HILLSBORO, OREGON 97124
                                 (503) 615-3200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              ---------------------

                                   Copies to:
                               PATRICK J. SIMPSON
                                DAVID S. MATHESON
                                PERKINS COIE LLP
                       SUITE 1500, 1211 S.W. FIFTH AVENUE
                           PORTLAND, OREGON 97204-3715
                                 (503) 727-2000
                              ---------------------

   Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer of sale is not permitted.


                   SUBJECT TO COMPLETION, DATED APRIL __, 1999


                                 633,254 SHARES

                               THRUSTMASTER, INC.

                                  COMMON STOCK

                              ---------------------


The following shareholders of ThrustMaster or their successors may offer for sale up to 633,254 shares of common stock at various times: Strong River Investments, Inc., Montrose Investments L.P. and Westover Investments L.P.


ThrustMaster will not receive any proceeds from the sale of the shares by the selling shareholders.


The common stock trades on the Nasdaq National Market under the symbol "TMSR."



    INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                              ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------


                The date of this prospectus is __________, 1999.

                                TABLE OF CONTENTS


THRUSTMASTER, INC....................................................................................................   3

RISK FACTORS ........................................................................................................   3

         Fluctuations in Our Operating Results Make it Difficult to Predict Our Future Performance and
                  May Result in Volatility in the Market Price of Our Common Stock ..................................   4

         Our Operating Results Are Seasonal .........................................................................   4

         Shorter Than Expected Product Life Cycles May Result in Depressed Revenues and Gross
                  Margins in Affected Periods .......................................................................   5

         The Intense Competition in Our Markets May Lead to Reduced Sales of Our Products and
                  Reduced Profits ...................................................................................   5

         We May Not be Able to Develop Acceptable New Products or Enhancements to Our Existing
                  Products at the Rate Required by Our Rapidly Changing Markets .....................................   5

         Our Products Have Short Life Cycles ........................................................................   5

         Prices for Products in Our Markets are Declining ...........................................................   6

         We May Need to Access Additional Funds to Finance Ongoing Operations .......................................   6

         Our Dependence Upon Offshore Manufacturing Contractors Imposes Additional Risks ............................   6

         We Depend on a Single Offshore Vendor ......................................................................   6

         We Depend on a Limited Number of Key Customers .............................................................   7

         The Loss of Key Personnel Could Adversely Affect Our Business and Decrease the Value of Your
                  Investment ........................................................................................   7

         Our Failure to Attract and Retain Additional Personnel Could Adversely Affect Our Business and
                  Decrease the Value of Your Investment .............................................................   7

         The Strain that Changes in Our Growth Rate Places Upon Our Systems and Management
                  Resources May Adversely Affect Our Business and Decrease the Value of Your
                  Investment ........................................................................................   7

         Our International Sales are Significant and Could Decrease for Reasons Additional to Those
                  Affecting Domestic Sales ..........................................................................   7

         We May be Unable to Protect Our Intellectual Property ......................................................   8

         Others May Bring Intellectual Property Infringement Claims Against Us ......................................   8

         Product Defects Could Lead to Losses of Customers ..........................................................   9

         We Depend on a Small Group of Suppliers for Critical Components ............................................   9

         Changes in our Distribution Network Could Adversely Affect our Business ....................................   9

         Slow Demand and Abundant Supplies of Products May Lead to Significant Price Reductions. ....................   9

         Some of Our Products May Not be Year 2000 Compliant, Which Could Result in Customer
                  Dissatisfaction, Claims Against Us or Business Interruptions  .....................................  10

         Our Anti-Takeover Provisions and Preferred Stock May Reduce the Market Price of Our
                  Common Stock ......................................................................................  10

         Sales of Stock by Existing Shareholders May Reduce the Market Price of Our Stock ...........................  11

         The Market Price for Our Common Stock, Like Other Technology Stocks, May be Volatile .......................  11

FORWARD-LOOKING INFORMATION .........................................................................................  11

HOW TO OBTAIN MORE INFORMATION.......................................................................................  11

SELLING SHAREHOLDERS ................................................................................................  13

PLAN OF DISTRIBUTION ................................................................................................  14

VALIDITY OF COMMON STOCK.............................................................................................  16

EXPERTS  ............................................................................................................  16

                               THRUSTMASTER, INC.


         ThrustMaster is a developer and marketer of realistic, high quality game controllers and software solutions for the home personal computer and video console markets. The ThrustMaster-Registered Trademark- brand name is recognized for quality, value, durability and ease of use. Our products enhance the enjoyment of the personal computer, video game, and Internet entertainment experience and appeal to a wide variety of users, from occasional game players to avid enthusiasts. Our hardware products include racing wheels, joysticks, game pads and flight simulation controllers. These products are available in over 5,000 retail outlets in North America and Europe. Our software product, called Talk n' Play, is an Internet communications solution that allows up to four people in separate locations to simultaneously talk and play games over the Internet.

         We were incorporated in Oregon in 1990. Our principal executive offices are located at Suite 400, 7175 N.W. Evergreen Parkway, Hillsboro, Oregon 97124. Our main telephone number is (503) 615-3200.

                                  RISK FACTORS

         Before investing in the common stock, you should consider carefully the following factors, as well as the information contained in the rest of this prospectus and in the documents we incorporate by reference.

DILUTION THROUGH ISSUANCE OF ADJUSTMENT SHARES WITHOUT ADDITIONAL PAYMENT TO THRUSTMASTER


         In connection with the sale of shares of our common stock to the Selling Shareholders on January 28, 1999, we agreed to issue adjustment shares to the Selling Shareholders for no additional consideration. The number of adjustment shares to be issued depends on the average of the lowest 10 days closing bid prices for the common stock during each of the two consecutive 25-day periods after the date of this prospectus. We have agreed to include in this prospectus 312,500 shares that may be issued to the selling shareholders as adjustment shares. We may actually issue more or fewer adjustment shares. The number of shares to be issued at the end of each 25-day period will be calculated by (a) multiplying 125,000 (which is half the number of shares issued at the closing date) by (b)(1) an amount equal to $18.00 less the relevant average closing bid price for the 25-day period divided by (2) the average closing bid price. If the relevant average closing bid price during each 25-day period is $16.00 per share, the same as the market price of the common stock on the date preceding the closing date, we will be required to issue 31,250 adjustment shares. If the relevant average closing bid price of the common stock during each 25-day period exceeds $16.00 per share, we will issue fewer shares, with no adjustment shares being issued if the relevant closing bid price equals or exceeds $18.00 per share. If the relevant average closing bid price is less than $16.00 per share during the periods, more than 31,250 adjustment shares will be issued. In order for 312,500 adjustment shares to be issued, the relevant average closing bid price for each of the 25-day periods would have to be $8.00 per share.


SALES OF STOCK BY EXISTING SHAREHOLDERS MAY REDUCE THE MARKET PRICE OF OUR STOCK


         Sales of substantial amounts of ThrustMaster common stock in the public market by existing shareholders or further issuances of capital stock by us could adversely affect the price of the common stock. As of April 1, 1999, approximately all of the outstanding shares of common stock, other than the shares offered hereby, are freely tradable under federal securities laws to the extent that they are not held by ThrustMaster affiliates.

THE MARKET PRICE FOR OUR COMMON STOCK, LIKE OTHER TECHNOLOGY STOCKS, MAY BE VOLATILE


         The value of your investment in ThrustMaster could decline due to the impact of any of the following factors upon the market price of our common stock:


         -        Variations in our actual and anticipated operating results;


         -        Changes in our earnings estimates by analysts;


         -        Our failure to meet analysts' performance expectations, and


         -        Lack of liquidity.


         The stock markets have recently experienced stock price and volume volatility that has affected companies' stock prices. The stock markets may continue to experience volatility that may adversely affect the market price of our common stock. Stock prices for many companies in the technology sector have experienced wide fluctuations that have often been unrelated to the operating performance of such companies. Fluctuations such as these may affect the market price of our common stock.


OUR ANTI-TAKEOVER PROVISIONS AND PREFERRED STOCK MAY REDUCE THE MARKET PRICE OF OUR COMMON STOCK


         Provisions of our articles of incorporation and bylaws may have the effect of delaying or preventing a merger or sale of ThrustMaster, or making a merger or acquisition less desirable to a potential acquirer, even where shareholders may consider the acquisition or merger favorable. These provisions include those establishing a classified Board of Directors. Provisions of the Oregon Business Corporation Act, including "business combination" provisions and the Control Share Act, also may delay, prevent, or discourage someone from acquiring or merging with us.


         The issuance of preferred stock may have the effect of delaying, deferring, or preventing a change in control without further action by the shareholders. Any such issuance may materially and adversely affect the market price of the common stock and the voting rights of the holders of common stock. The issuance of preferred stock may also result in the loss of the voting control of holders of common stock to the holders of preferred stock. We are authorized to issue up to 5,000,000 shares of preferred stock.

IT IS DIFFICULT TO FORECAST SALES


         Customers generally order on an as-needed basis and, accordingly, we have historically operated with a relatively small backlog. This reduces our ability to accurately forecast revenue. A disproportionate percentage of our revenue in any quarter may be generated in the last month or weeks of a quarter. Our revenue in a given period depends on the following:


         -        the volume and timing of orders received during the period;


         - the timing of new product introductions by us and our competitors;


         -        product line maturation;


         -        the impact of price competition on our average selling prices;


         -        the availability of components for our products;


         -        changes in product or distribution channel mix;


         - the level of inventory carried by our distribution and retail channel customers; and


         -        product returns and price protection charges from customers.


         These factors all tend to make the timing of revenue unpredictable and may lead to significant period-to-period fluctuations in revenue. These fluctuations may not be identifiable until at or near the end of a period.


ALTHOUGH WE DO NOT HAVE FIRM SALES FORECASTS WE MUST PLAN OUR EXPENDITURES FAR IN ADVANCE

         Notwithstanding the difficulty in forecasting future sales and the relatively small level of backlog at any given time, we generally must plan production, order components and undertake our development, sales and marketing activities and other commitments months in advance. Accordingly, impacts of shortfalls in revenue may be magnified due to our inability to adjust expenses or inventory levels during the quarter to match the level of revenue for the quarter. Conversely, in our efforts to adjust inventory levels to a slower order rate, we may overcorrect our component purchases and inventory levels, resulting in periodic shortages of inventory and delivery delays and negatively affecting our revenue, market share and customer satisfaction levels in the current quarter or in future quarters.

OUR OPERATING RESULTS ARE SEASONAL


         We generally experience seasonality in our operating results. Our revenues typically are substantially higher in the fourth quarter of the year, reflecting traditional retail seasonality patterns.

OUR PRODUCTS HAVE SHORT LIFE CYCLES


         The markets for our products are characterized by frequent new product introductions and product obsolescence. These factors typically result in short product life cycles, frequently ranging from 12 to 18 months. If we do not successfully introduce new products within a given product cycle, our sales will be adversely affected for that cycle and possibly for subsequent cycles. Any such failure could also impair our brand name and ability to command retail shelf space in future periods. In addition, each new product cycle presents new opportunities for competitors to gain a product advantage or increase their market share.


SHORTER THAN EXPECTED PRODUCT LIFE CYCLES MAY RESULT IN DEPRESSED REVENUES AND
         GROSS MARGINS IN AFFECTED PERIODS


         If a product's life is shorter than expected, unexpected distribution channel inventory returns and end-of-life and obsolete inventory and tooling charges could result, which would depress our revenue and gross margin in the affected periods. Our gross margins are affected by all of the following:


         -        the mix of products sold;


         -        the mix of distribution channels used;


         -        competitive price pressures;


         -        the availability and cost of components from our suppliers,


         -        component price inflation or deflation; and


         -        end-of-life inventory write downs.


         Any adverse change in these factors could adversely affect ThrustMaster's business, results of operations, and financial condition. Individual product lines generally provide higher margins at the beginning of the typical 12-to-18-month product life cycle, and lower margins as the product line matures.

THE INTENSE COMPETITION IN OUR MARKETS MAY LEAD TO REDUCED SALES OF OUR PRODUCTS AND REDUCED PROFITS

         Competition from competitors such as Microsoft often results in pricing pressures, reduced sales, reduced margins, or the failure of products to achieve or maintain market acceptance. Any of these factors could have a material adverse effect on our business, results of operations, and financial condition. Microsoft and other competitors have greater name recognition, access to larger customer bases, and substantially greater financial, technical, marketing, distribution, service, support, and other resources than we have. Consequently, these competitors may be able to respond more quickly than we can to new or changing opportunities, technologies, standards, or customer requirements.

WE MAY NOT BE ABLE TO DEVELOP ACCEPTABLE NEW PRODUCTS OR ENHANCEMENTS TO OUR
         EXISTING PRODUCTS AT THE RATE REQUIRED BY OUR RAPIDLY CHANGING MARKETS

         Our future success depends upon our ability to address the rapidly changing needs of our customers by developing and introducing high quality products, product enhancements, and services on a timely basis and by keeping pace with technological developments and emerging industry standards. The markets for our products are rapidly evolving. Failure to develop and release enhanced or new products, or delays or quality problems in doing so, could have a material adverse effect on our business, results of operations, and financial condition. As is common in rapidly evolving markets, demand and market acceptance for recently introduced products are subject to high levels of uncertainty and risk. New products can also quickly render obsolete products that were only recently in high demand or otherwise impair the orders for or the prices of our existing products. The markets for our existing products may not be sustainable at their current levels. The markets for recently introduced and planned products may not expand or develop.



PRICES FOR PRODUCTS IN OUR MARKETS ARE DECLINING

         Our markets are characterized by intense ongoing competition coupled with declining average selling prices. Accordingly, our average selling prices, measured over a given period of time, may decline from the levels experienced to date. Such a decline could cause our revenue and gross margins to decline relative to prior periods.






OUR DEPENDENCE UPON OFFSHORE MANUFACTURING CONTRACTORS IMPOSES ADDITIONAL RISKS


         Virtually all ThrustMaster products are manufactured and assembled in China and Taiwan by independent contractors. In addition to customary risks of doing business abroad, the use of independent manufacturing contractors to manufacture and assemble products offshore has required us to increase production lead times and has reduced our ability to adjust production in response to short-term market conditions. As a result, our failure to adequately forecast demand of products manufactured offshore could materially and adversely affect our sales and results of operations. In addition, although we seek to control the quality of our products manufactured and assembled offshore, quality problems have occasionally arisen, and may in the future arise, that are beyond our direct control.


WE DEPEND ON A SINGLE OFFSHORE VENDOR


         For the year ended December 31, 1998, approximately 84.4% of our products were manufactured and assembled through a single vendor utilizing factories located in Taiwan and the Guangdong province of China. Manufacturing at one factory accounted for more than half of our production. If this or any of the other manufacturing facilities utilized by us become unavailable, or if the manufacturing operations at these facilities are slowed, interrupted or terminated, our business, results of operation, and financial condition could be materially and adversely affected.

WE DEPEND ON A LIMITED NUMBER OF KEY CUSTOMERS

         For the year ended December 31, 1998, two customers accounted for an aggregate of approximately 24.9% of our revenues. The loss of one or more key customers or any significant reduction in orders by key customers could have a material adverse effect on our business, results of operations or financial condition. We anticipate that a significant portion of our revenues and accounts receivable will continue to be derived from a limited number of key customers.


THE LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS AND DECREASE THE
         VALUE OF YOUR INVESTMENT

         Our success depends largely upon the continued services of our executive officers and other key management and development personnel. The loss of the services of one or more of our executive officers, engineering personnel, or other key employees could have a material adverse effect on our business, results of operations, and financial condition. Our employees do not have employment agreements and could terminate their employment with us at any time without penalty. We do not maintain key person life insurance policies on any of our employees.

OUR FAILURE TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL COULD ADVERSELY AFFECT
         OUR BUSINESS AND DECREASE THE VALUE OF YOUR INVESTMENT

         Our future success also depends on our ability to attract and retain highly qualified personnel. We may not be successful in attracting or retaining qualified personnel, which could have a material adverse effect on our business, results of operations, and financial condition. The competition for qualified personnel in the computer software and game markets is intense, and we may be unable to attract, assimilate, or retain additional highly qualified personnel in the future. We attempt to hire engineers with high levels of experience in designing and developing software and personal computer-related products in time-pressured environments. There is a limited number of qualified engineers in our geographic location, resulting in intense competition for their services.

THE STRAIN THAT CHANGES IN OUR GROWTH RATE PLACES UPON OUR SYSTEMS AND
         MANAGEMENT RESOURCES MAY ADVERSELY AFFECT OUR BUSINESS AND DECREASE THE VALUE OF YOUR INVESTMENT

         Any failure to properly manage our growth could have a material adverse effect on our business, results of operations, and financial condition. The growth and contractions that we have experienced place significant challenges on our management, administrative, and operational resources. To properly manage our business, we must, among other things, implement and improve additional and existing administrative, financial, and operational systems, procedures, and controls on a timely basis. We may not be able to complete the necessary improvements to our systems, procedures, and controls necessary to support our future operations in a timely manner. Management may not be able to hire, train, retain, motivate, and manage required personnel and may not be able to successfully identify, manage, and exploit existing and potential market opportunities.

WE MAY NEED TO ACCESS ADDITIONAL FUNDS TO FINANCE ONGOING OPERATIONS


         As of April 1, 1999, we believe that available funds together with borrowings from our credit facility will be adequate to meet our anticipated cash needs during the next 12 months. However, additional capital beyond the amounts currently forecast by us will not be required and may not be available on reasonable terms, if at all. Additional financing may involve public or private offerings of debt or equity securities, and may include bank debt. Debt financing may increase our leveraged position, require us to devote significant cash to service debt and limit funds available for working capital, capital expenditures, and general corporate purposes. Any of these results could increase our vulnerability to adverse economic and industry conditions and competitive pressures. Equity financing may cause additional dilution to purchasers of ThrustMaster common stock.

OUR INTERNATIONAL SALES ARE SIGNIFICANT AND COULD DECREASE FOR REASONS
         ADDITIONAL TO THOSE AFFECTING DOMESTIC SALES

         Approximately 29.6% and 35.7% of our total revenue for the years ended December 31, 1997 and 1998, respectively, were attributable to sales made outside the United States. Any reduction in international sales, or our failure to further develop our international distribution channels, could have a material adverse effect on our business, results of operations, and financial condition.

         Our international operations are subject to the risks inherent in international business activities, including, in particular:

         -        Management of an organization operating in various countries;

         -        Compliance with a variety of foreign laws and regulations;

         -        Overlap of different tax structures;

         - Foreign currency exchange rate fluctuations, which may affect demand for our products in international markets or our consolidated multinational financial results;

         -        Trade restrictions, changes in tariffs, and freight rates; and

         -        Regional economic and political conditions.

These factors could have a material adverse effect on our future international sales and, consequently, our business, results of operations, and financial condition.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY

         We regard substantial elements of our products as proprietary and attempt to protect them by relying on patent, trademark, service mark, trade dress, copyright, and trade secret laws and restrictions, as well as confidentiality procedures and contractual provisions. Any steps we take to protect our intellectual property may be inadequate, time consuming, and expensive. In addition, despite our efforts, we may be unable to prevent third-parties from infringing upon or misappropriating our intellectual property. Any such infringement or misappropriation could have a material adverse effect on our business, results of operations, and financial condition. Currently issued patents or any new patent applications may not provide us with any competitive advantages, or may be challenged by third parties. Effective trademark, copyright, and trade secret protection may not be available in every country in which our products are distributed. In addition, our competitors may independently develop similar technology that substantially limits the value of our intellectual property.

OTHERS MAY BRING INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST US


         In addition to the technology we have developed internally, we also have acquired or licensed technologies from other companies. Our internally developed technology or the technology we acquired or licensed may infringe on a third party's intellectual property rights and such third parties may bring claims against us alleging infringement of their intellectual property rights. Any such infringement or claim of infringement could have a material adverse affect on our business, result of operations, and financial condition.

         In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We are not currently involved in any intellectual property litigation. We may, however, be a party to litigation in the future to protect our intellectual property or as a result of an alleged infringement of others' intellectual property. Such claims and any resulting litigation could subject us to significant liability for damages and invalidation of our proprietary rights. Such litigation, regardless of its success, likely would be time-consuming and expensive to defend and would divert management time and attention. Any potential intellectual property litigation could also force us to do one or more of the following:

         - Cease selling, incorporating, or using products or services that incorporate the challenged intellectual property;

         - Obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; and

         - Redesign those products or services that incorporate such technology.

         Any of these results could have a material adverse effect on our business, results of operations, and financial condition.

PRODUCT DEFECTS COULD LEAD TO LOSSES OF CUSTOMERS

         Our products may contain undetected errors or "bugs" when first introduced or as new versions or enhancements are released. Despite our internal testing, these errors may be discovered only after our products have been installed and used by customers. These undetected errors may relate to components supplied to us. Our products are complex as a result of factors including (1) advanced functionality, (2) the diverse operating environments in which the products may be deployed, (3) the need for interoperability, and (4) the multiple versions of such products that must be supported for diverse operating platforms and standards. The complexity of our products increases the likelihood that they may contain errors when introduced. Problems encountered by customers or product recalls could materially adversely affect our business, financial condition and results of operations.

WE DEPEND ON A SMALL GROUP OF SUPPLIERS FOR CRITICAL COMPONENTS

         A number of important components used in our products are often obtained from one or a limited group of suppliers. Any reduction, interruption of or delay in supply could materially and adversely affect our business, results of operations or financial condition. We have had and may in the future have, shortages of supplies and delays in deliveries of necessary components. To date, we have not experienced any material shortages or delays in deliveries of necessary components, and no such shortage or delay has had a material adverse effect on our business, results of operations or financial condition. Substantially all components used in our products are purchased from sources located outside the United States. Trading policies adopted by the United States or foreign governments could restrict the availability of components or increase the cost of obtaining them. Any significant increase in component prices or decrease in component availability could materially and adversely affect our business, results of operations and financial condition.


CHANGES IN OUR DISTRIBUTION NETWORK COULD ADVERSELY AFFECT OUR BUSINESS


         We sell our products through a network of domestic and international distributors, and directly to major retailers and mass merchants. Personal computer distribution and retail channels historically have been characterized by rapid change, including periods of widespread financial difficulties and consolidation and the emergence of alternative sales channels. These alternative channels include direct mail order sales, telephone sales by PC manufacturers and electronic commerce on the Internet. Changes in distribution channel patterns, such as increased commerce on the Internet, increased use of mail-order catalogs, increased use of consumer-electronics channels for personal computer sales, or increased personalized configuration of PC systems by PC manufacturers to fit customers' requirements could affect us in unforeseen ways. In addition, changes in the types of products we sell or additions thereto, such as the introduction of our Talk n' Play Internet conferencing product or the software products, may require specialized channel partnerships. We may not be able to establish such partnerships or maintain them after they are established. Failure to maintain our current distribution channels, to adjust to changes in distribution patterns or to establish or maintain channel partnerships may have a material adverse effect on our business, results from operations or financial condition.


SLOW DEMAND AND ABUNDANT SUPPLIES OF PRODUCTS MAY LEAD TO SIGNIFICANT PRICE
         REDUCTIONS.


         We believe that we are currently operating in a period of slow demand and low sales and a market characterized by abundant products. In such an environment, price declines are more likely to occur and, should they occur, are more likely to be severe. High distribution channel inventory levels may also result and lead to substantial price protection charges. Declining prices and sales and increased price protection charges will adversely affect our business, results of operations, and financial condition. Periods characterized by slow demand, low sales and abundant products generally lead to existing distribution channel inventory levels of older product that are higher than desirable. The distribution channels used by ThrustMaster generally maintain inventory levels in a range of one to three months of customer demand. These channel inventory levels tend toward the low end of the months-of-supply range when demand is stronger, sales are higher and products are in short supply. Conversely, when demand is slower, sales are lower and products are abundant, these channel inventory levels tend toward the high end of the months-of-supply range. In such situations, we frequently attempt to ensure that distributors and retailers devote their working capital, sales and logistics resources to ThrustMaster products to a greater degree than to those of competitors. Similarly, our competitors attempt to ensure that their own products are receiving a disproportionately higher share of the distributors' working capital and logistics resources.


SOME OF OUR PRODUCTS MAY NOT BE YEAR 2000 COMPLIANT, WHICH COULD RESULT IN
         CUSTOMER DISSATISFACTION, CLAIMS AGAINST US OR BUSINESS INTERRUPTIONS


         We are currently reviewing our products, internal systems and infrastructure in order to identify and modify those products and systems that are not year 2000 compliant. We expect any required modification to be made on a timely basis and do not believe that the cost of any such modification will have a material adverse effect on our operating results. However, increased costs associated with implementation of any such modifications and the inability to implement such modifications could have or material adverse effect on our business, results of operations, and financial condition. In addition, if our suppliers, vendors, major distributors, and partners fail to correct their year 2000 problems, such failure could result in an interruption in, or a failure of, our normal business activities or operations. Such failures could have a material adverse effect on our business, results of operations, and financial condition.

                           FORWARD-LOOKING INFORMATION


         This prospectus and the documents we incorporate by reference contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statement as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact we make in this prospectus or in any document incorporated by reference are forward-looking. In particular, statements regarding industry prospects and our future results of operations or financial position are forward-looking statements. Words such as

"anticipates," "expects," "intends," "plans," "believes," "seeks," estimates," and similar expressions identify forward-looking statements. But the absence of these words does not mean the statement is not forward-looking. We cannot guarantee any of the forward-looking statements, which are subject to risks, uncertainties and assumptions that are difficult to predict. Actual results may differ materially from those we forecast in forward-looking statements due to a variety of factors, including those set forth in the section entitled "Risk Factors," elsewhere in this prospectus and in the documents we have incorporated by reference. We do not intend to update any forward-looking statements due to new information, future events or otherwise.


                         HOW TO OBTAIN MORE INFORMATION


         We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read any document we file at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois and New York, New York. Please call the SEC toll free at 1-800-732-0330 for information about its public reference rooms. You may also read our filings at the SEC's web site at http://www.sec.gov.


         We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all of the information in the registration statement. We have omitted parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's public reference rooms or from its web site. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.


         The SEC allows us to "incorporate by reference" into this prospectus information we file with it. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until this offering is completed:


         1. ThrustMaster's Annual Report on Form 10-K for the year ended December 31, 1998;


         2. The description of the common stock in ThrustMaster's Registration Statement on Form 8-A filed on February 8, 1995, including any amendment or report filed to update the description; and


         3. All other documents filed by ThrustMaster pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.


         You may obtain copies of these documents, other than exhibits, free of charge by contacting ThrustMaster's corporate secretary at our principal offices, which are located at Suite 400, 7175 N.W. Evergreen Parkway, Hillsboro, Oregon 97124, telephone number (503) 615-3200.


         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. The selling shareholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                            SELLING SHAREHOLDERS


         The following table presents information regarding the selling shareholders and the number of shares they may offer by this prospectus as of April 1, 1999. The shares listed under the column entitled "Number of Shares of Common Stock Offered Hereby" includes the shares under the column entitled "Number of Shares of Common Stock Beneficially Owned Prior to the Offering" plus additional shares (the "Adjustment Shares") the selling shareholders have already purchased at a discount, but that will be issued to them after the date of this prospectus. As described in greater detail following the table below, the number of Adjustment Shares that will be issued is dependent upon the price of the common stock during periods after the date of this prospectus. Because of this, the actual number of Adjustment Shares that will be issued and, consequently, offered for sale under this prospectus, cannot be determined at this time. However, ThrustMaster has agreed to include in this prospectus an aggregate of 633,254 shares of its common stock to cover the resale of the 320,754 shares of common stock indicated as beneficially owned by the selling shareholders in the table below and up to 312,500 Adjustment Shares that may be issued to them. The information under the column entitled "Number of Shares of Common Stock Beneficially Owned After the Offering" assumes that all shares of common stock offered by this prospectus have been sold.




                                      Number of Shares of
                                         Common Stock          Number of Shares of             Shares of Common Stock
                                      Beneficially Owned          Common Stock          Beneficially Owned After the Offering
                                                                                       ---------------------------------------
       Selling Shareholder           Prior to the Offering       Offered Hereby        Number of Shares    Percentage of Class
       -------------------           ---------------------       --------------        ----------------    -------------------
Strong River Investments, Inc.           160,378(1)                    316,628                 0                    *

Montrose Investments L.P.                104,244(2)                    205,807                 0                    *

Westover Investments L.P.                 56,132(3)                    110,818                 0                    *
                                         ----------                    -------                ---
         Totals                            320,754                     312,500                 0
                                     --------------             --------------                 -

--------------------------

*   Represents less than one percent of the common stock outstanding.

(1) Represents 125,000 shares of common stock purchased in the transaction described below and 35,378 shares of common stock issuable upon exercise of warrants issued in connection therewith.

(2) Represents 81,250 shares of common stock purchased in the transaction described below and 22,994 shares of common stock issuable upon exercise of warrants issued in connection therewith.

(3) Represents 43,750 shares of common stock purchased in the transaction described below and 12,382 shares of common stock issuable upon exercise of warrants issued in connection therewith.




         In addition to the shares of common stock offered by this prospectus, the selling shareholders have agreed that subject to contractual conditions, ThrustMaster may require the selling shareholders to purchase additional shares of common stock from Thrustmaster.

         On January 28, 1999 (the "Closing"), the selling shareholders paid ThrustMaster $4,000,000 for an aggregate of 250,000 shares of ThrustMaster common stock, warrants to purchase an aggregate of 70,754 additional shares of common stock, and the agreement of ThrustMaster to issue the Adjustment Shares. The market price of the common stock on the date preceding the Closing was $16.00 per share. The exercise price for 35,377 of the shares issuable upon exercise of the warrants is $20.00; the exercise price for the remaining 35,377 shares issuable upon exercise of the warrants is $22.40. The warrants expire on January 28, 2008. ThrustMaster may elect to redeem unexercised warrants if the market price of the ThrustMaster common stock after August 1, 2000 exceeds 130% of the applicable exercise price for a period of 10 consecutive days.


         ThrustMaster has agreed to include in this prospectus 312,500 shares that may be issued to the selling shareholders as Adjustment Shares. More or fewer Adjustment Shares may actually be issued by ThrustMaster. The Adjustment Shares will be issued for no additional consideration. The number of Adjustment Shares to be issued will depend upon the average of the lowest 10 days' closing bid prices of the common stock during each of the two consecutive 25-day periods after the date of this prospectus. The number of shares to be issued at the end of each 25-day period will be calculated by (a) multiplying 125,000 (which is half the number of shares issued at the Closing) by (b)(1) an amount equal to $18.00 less the relevant average closing bid price for the 25-day period divided by (2) the average closing bid price. If the relevant average closing bid price during each such 25-day period is $16.00 per share, the same as the market price of the common stock on the date preceding the Closing Date, ThrustMaster will issue 31,250 Adjustment Shares. If the relevant average closing bid price of the Common Stock during each 25-day period exceeds $16.00 per share, ThrustMaster will issue fewer shares, with no Adjustment Shares being issued if the relevant closing bid price equals or exceeds $18.00 per share. If the relevant average closing bid price is less than $16.00 per share during the periods, more than 31,250 Adjustment Shares will be issued. In order for 312,500 Adjustment Shares to be issued, the relevant average closing bid price for each of the 25-day periods would have to be $8.00 per share.

         None of the selling shareholders has had any material relationship with ThrustMaster or its affiliates within the past three years.

         The selling shareholders have represented to us that they purchased the shares for their own account for investment only and not with a view towards selling or distributing them, except pursuant to sales registered under the Securities Act or exemptions. ThrustMaster agreed with the selling shareholders to file the registration statement to register the resale of the shares. ThrustMaster agreed to prepare and file all necessary amendments and supplements to the registration statement to keep it effective until the earlier of (1) the third anniversary of the effective date of the registration statement related to this prospectus and (2) the date on which the selling shareholders have sold all the shares.

                              PLAN OF DISTRIBUTION


         We are registering the shares on behalf of the selling shareholders and their successors, including donees and pledgees who may sell shares they receive from the selling shareholders after the date of this prospectus. We will not receive any proceeds from the sale of shares by the selling shareholders or their successors. The selling shareholders or their successors may sell all of the shares from time to time in transactions in the over-the-counter market through Nasdaq, on one or more other securities markets and exchanges, or in privately negotiated transactions. They may sell the shares at fixed prices, at market prices prevailing at the time of sale, or at negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

         - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         - an exchange distribution in accordance with the rules of the applicable exchange;

         -    privately negotiated transactions;

         -    short sales;

         - broker-dealers may agree with the selling shareholders to sell a specified number of the shares at a stipulated price per share;

         -    a combination of any such methods of sale; and

         -    any other method permitted pursuant to applicable law.

         The selling shareholders may also sell shares under SEC Rule 144, if available, rather than under this prospectus.

         The selling shareholders may effect short sales against the box, puts and calls and other transactions in ThrustMaster securities or derivatives of ThrustMaster securities. The selling shareholders may sell or deliver the shares in connection with these trades. The selling shareholders may pledge the shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may offer and sell the pledged shares from time to time.






         The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements for the sale of the shares with any underwriters or broker-dealers. They have also advised us that no underwriter or coordinating broker is now acting in connection with the proposed sale of shares.


         If a selling shareholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus if required pursuant to Rule 424(b) under the Securities Act. The supplement will disclose (1) the name of each such selling shareholder and of the participating broker-dealer, (2) the number of shares involved, (3) the price at which the shares were sold, (4) any applicable commissions paid or discounts or concessions allowed to such broker-dealer, (5) that such broker-dealer did not conduct any investigation to verify the information set forth or incorporated by reference in this prospectus, and (6) other facts material to the transaction. In addition, if a selling shareholder notifies us that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed. To the extent required, we will also set forth in a supplement to this prospectus or, if appropriate, a post-effective amendment to the related registration statement (1) the number of the shares to be sold, (2) purchase prices and public offering prices, (3) the names of any agents, dealers or underwriters, and (4) any applicable commissions, discounts or concessions with respect to a particular offer.

         Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions, concessions or discounts from the selling shareholders and the purchasers. The selling shareholders do not expect these commissions, concessions and discounts to exceed what is customary in the types of transactions involved.


         The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act. In such event, any commissions received by them and any profit on the resale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act. Selling shareholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulation provisions of Regulation M of the Securities Exchange Act may restrict their sales in the market.


         ThrustMaster will pay all expenses of the registration and sale of the shares, other than selling commissions and fees and stock transfer taxes. ThrustMaster also has agreed to indemnify the selling shareholders and broker-dealers who assist in the sale of the shares against liabilities based upon any untrue or alleged untrue statements of material fact in this prospectus or the related registration statement or upon any omission or alleged omission of a material fact required to be included in this prospectus or the registration statement or necessary to make the statements herein and therein not misleading. ThrustMaster will not be required to provide indemnification to the extent any untrue or alleged untrue statement was included, or an omission or alleged omission was made, as a result of information furnished by the selling shareholders.




         We cannot guarantee that the selling shareholders will sell any or all of the shares.

                            VALIDITY OF COMMON STOCK


         Perkins Coie LLP, Portland, Oregon, has provided ThrustMaster with an opinion as to the due authorization and valid issuance of the shares of common stock offered by this prospectus and as to the fully paid and nonassessable nature of such shares.


                                     EXPERTS


         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY INFORMATION OR REPRESENTATIONS OTHER THAN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE COMMON STOCK. IT IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IF THE OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE AFFAIRS OF THRUSTMASTER MAY HAVE CHANGED SINCE THE DATE OF THIS PROSPECTUS. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AT ANY TIME SUBSEQUENT TO ITS DATE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                                 633,254 SHARES



                               THRUSTMASTER, INC.



                                  COMMON STOCK






                                 --------------

                                   PROSPECTUS

                                 --------------













                             ________________, 1999


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the Nasdaq National Market additional listing fee. The selling shareholders will pay all selling commissions and fees and stock transfer taxes.

        SEC registration fee...............................       $   2,338
        Nasdaq National Market listing fee.................       $  12,665
        Legal fees and expenses............................       $   7,500
        Accounting fees and expenses.......................       $   1,500
        Miscellaneous fees and expenses....................       $     997
                                                                   --------
             Total.........................................       $  25,000
                                                                     ------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         As an Oregon corporation, the Registrant is subject to the Oregon Business Corporation Act. Pursuant to Section 60.047(2)(d) of the Oregon Business Corporation Act, Article X of the Registrant's Articles of Incorporation (Exhibit 4.1 hereto) eliminates the liability of the Registrant's directors to the Registrant or its shareholders, except for any liability related to (1) any breach of the duty of loyalty to the Registrant or its shareholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) any distribution that is unlawful under the Oregon Business Corporation Act; or (4) any transaction from which the director derived an improper personal benefit.

         Sections 60.391 and 60.407(2) of the Oregon Business Corporation Act allow corporations to indemnify their directors and officers, respectively, against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not opposed to the corporation's best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe the conduct in question was unlawful. Under the Oregon Business Corporation Act, corporations may not indemnify against liability in connection with a claim by or in the right of the corporation or for any improper personal benefit in which the director or officer was adjudged liable to the corporation. Sections 60.394 and 60.407(1) of the Oregon Business Corporation Act mandate indemnification of directors and officers, respectively, for all reasonable expenses incurred in the successful defense of any claim made or threatened, whether or not such claim was by or in the right of the corporation. Finally, pursuant to the Sections 60.401 and 60.407(1) of the Oregon Business Corporation Act, a court may order indemnification in view of all the relevant circumstances, whether or not the director or officer met the good-faith and reasonable belief standards of conduct set out in Section 60.391 of the Oregon Business Corporation Act or was adjudged liable to the corporation.

         Section 60.414 of the Oregon Business Corporation Act also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitled under a corporation's articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of shareholders or otherwise.

         The Registrant's Amended and Restated Bylaws require indemnification of directors and officers of the Registrant to the fullest extent not prohibited by law. The Registration Rights Agreement (Exhibit 4.7 hereto) provides that the selling shareholders will indemnify each director of the Registrant, each officer of the Registrant and each person who controls the Registrant for certain liabilities, including liabilities under the Securities Act.

ITEM 16.  EXHIBITS


                 EXHIBIT NO.    DESCRIPTION
                   *4.1         Description of Capital Stock contained in the
                                Articles of Incorporation, as amended

                   @4.2 Description of Rights of Security Holders contained in the Amended and Restated Bylaws

                   $4.3         Form of Certificate for Shares of Common Stock

                   $4.4 Form of Representatives' Warrant Agreement among the Registrant, Cruttenden Roth and Black &
                                Company, Inc.

                   #4.5         Securities Purchase Agreement dated as of
                                January 28, 1999 among the Registrant and the Purchasers party thereto

                   #4.6         Form of Callable Warrant

                   #4.7         Registration Rights Agreement dated as of
                                January 28, 1999 among the Registrant and the Purchasers party thereto

                    5.1         Opinion of Perkins Coie LLP, counsel to the
                                Registrant, regarding the legality of the Common
                                Stock (previously filed)

                   23.1         Consent of PricewaterhouseCoopers LLP,
                                independent auditors (incorporated by reference
                                to Exhibit 23 to the Registrant's Annual Report
                                on Form 10-K for the year ended December 31,
                                1998)

                   23.2         Consent of Perkins Coie LLP (contained in
                                Exhibit 5.1)

                   24.1         Power of Attorney (previously filed)

--------------------------

* Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form SB-2 filed on January 5, 1995, as amended on February 7, 1995, and February 24, 1995 (File No. 33-88252-LA).

@ Incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996.

$ Incorporated by reference to the same exhibit number from the Registrant's Registration Statement on Form SB-2 filed on January 5, 1995, as amended on February 7, 1995, and February 24, 1995 (File No. 33-88252-LA).

# Incorporated by reference to the same exhibit number to the Registrant's Current Report on form 8-K filed on February 16, 1999.


ITEM 17.  UNDERTAKINGS

         A.       The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         D.       The undersigned Registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of Oregon, on April __, 1999.

                                       THRUSTMASTER, INC.

                                       By:     /s/ Frank G. Hausmann, Jr.
                                           -------------------------------------
                                                   Frank G. Hausmann, Jr.
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER





         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on April __, 1999.


      C. Norman Winningstad*             Chairman of the Board
--------------------------------
     C. Norman Winningstad


      /s/ Frank G. Hausmann, Jr.         Director, President, Chief Executive
--------------------------------         Officer and Chief Financial Officer
       Frank G. Hausmann, Jr.            (principal executive and financial
                                         officer)


          Allen Robison*                 Controller (principal accounting
--------------------------------         officer)
          Allen Robison


         Robert L. Carter*               Director
--------------------------------
         Robert L. Carter


       Graham E. Dorland*                Director
--------------------------------
        Graham E. Dorland


        Merrill A. McPeak*               Director
--------------------------------
        Merrill A. McPeak


         G. Gerald Pratt*                Director
--------------------------------
         G. Gerald Pratt


         Milton R. Smith*                Director
--------------------------------
         Milton R. Smith

       Frederick M. Stevens*             Director
--------------------------------
       Frederick M. Stevens


*By:  /s/ Frank G. Hausmann, Jr.
--------------------------------
       Frank G. Hausmann, Jr.
          Attorney-in-Fact

                                 EXHIBIT INDEX


          EXHIBIT NO.        DESCRIPTION
          -----------        -----------
            *4.1             Description of Capital Stock contained in the
                             Articles of Incorporation, as amended

            @4.2 Description of Rights of Security Holders contained in the Amended and Restated Bylaws

            $4.3             Form of Certificate for Shares of Common Stock

            $4.4 Form of Representatives' Warrant Agreement among the Registrant, Cruttenden Roth and Black &
                             Company, Inc.

            #4.5             Securities Purchase Agreement dated as of January
                             28, 1999 among the Registrant and the Purchasers party thereto

            #4.6             Form of Callable Warrant

            #4.7             Registration Rights Agreement dated as of
                             January 28, 1999 among the Registrant and the Purchasers party thereto

             5.1             Opinion of Perkins Coie LLP, counsel to the
                             Registrant, regarding the legality of the Common
                             Stock (previously filed)

            23.1 Consent of PricewaterhouseCoopers LLP, independent auditors (incorporated by reference to Exhibit 23 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998)

            23.2             Consent of Perkins Coie LLP (contained in
                             Exhibit 5.1)

            24.1             Power of Attorney (previously filed)

--------------------------

* Incorporated by reference to Exhibit 3.1 from the Registration Statement on Form SB-2 filed on January 5, 1995, as amended on February 7, 1995, and February 24, 1995 (File No. 33-88252-LA).

@ Incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996.

$ Incorporated by reference to the same exhibit number from the Registrant's Registration Statement on Form SB-2 filed on January 5, 1995, as amended on February 7, 1995, and February 24, 1995 (File No. 33-88252-LA).

# Incorporated by reference to the same exhibit number to the Registrant's Current Report on form 8-K filed on February 16, 1999.